                          AGREEMENT AND PLAN OF MERGER
                     AMONG THE COMPANY AND THE PARTNERSHIPS


     This Agreement and Plan of Merger (this "Agreement") dated as of June 30, 2000, is by and among America First Real Estate Investment Partners, L.P., a Delaware limited partnership (the "Company"); Capital Source L.P., a Delaware limited partnership ("Cap Source I"); and Capital Source II L.P.-A, a Delaware limited partnership ("Cap Source II" and together with Cap Source I the "Partnerships" and individually, a "Partnership"). Capitalized terms used and not otherwise defined herein shall have the meanings assigned in Section 11.12 of this Agreement.

                              W I T N E S S E T H:

     WHEREAS, the Company and the Partnerships desire to merge the Partnerships with and into the Company, pursuant to Delaware law, with the Company being the surviving entity (the "Merger"), as part of the merger by consolidation of the Partnerships and the Company. The Company has filed a registration statement on Form S-4, No. 333-52117, including all amendments thereto (the "Registration Statement"), with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Act of 1933, as amended (the "Act") relating to the Merger, of which the amended and restated prospectus/consent solicitation statement of the Company (the "Prospectus/Consent Solicitation Statement") is a part; and

     WHEREAS, Section 17-211 of the Delaware Revised Uniform Limited Partnership Act (the "Partnership Act") authorizes the merger of Delaware limited partnerships; and

     WHEREAS, the Company's Limited Partnership Agreement permits, and resolutions adopted by the Company's general partner authorize, this Agreement and the consummation of the Merger.

     NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties to this Agreement covenant and agree as follows:

                                   ARTICLE I

                                   THE MERGER

     SECTION 1.01. THE MERGER; SURVIVING LIMITED PARTNERSHIP. Subject to the terms and conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.02 below), the Partnerships shall each be merged with and into the Company, pursuant to Section 17-211(e) of the Partnership Act, and the separate existence of each of the Partnerships shall cease. The Company shall be the surviving entity (the "Surviving Limited Partnership") and shall continue to be governed by the Partnership Act.

     SECTION 1.02. EFFECTIVE TIME. In accordance with Section 17-211(e) of the Partnership Act, the Merger shall become effective (the "Effective Time") on the date and time specified in the certificate of merger (the "Certificate of Merger"), such Effective Time to be at the same time as the effective time of the merger of Insured Mortgage Equities Inc. and America First

Capital Source II L.L.C. with and into America First Capital Source I L.L.C., with America First Capital Source I L.L.C. being the surviving entity. All other filings or recordings required by Delaware law in connection with the Merger shall also be made.

     SECTION 1.03. EFFECT OF THE MERGER. The Merger shall have the effects set forth in Section 17-211 of the Partnership Act.

                                   ARTICLE II

                        THE SURVIVING LIMITED PARTNERSHIP

     SECTION 2.01. NAME. The name of the Surviving Limited Partnership shall be America First Real Estate Investment Partners, L.P.

     SECTION 2.02. LIMITED PARTNERSHIP AGREEMENT. The Amended and Restated Limited Partnership Agreement of the Company as filed as Appendix E to the Prospectus/Consent Solicitation Statement shall be the Amended and Restated Limited Partnership Agreement (the "Limited Partnership Agreement") of the Surviving Limited Partnership unless and until amended in accordance with its terms and applicable law.

     SECTION 2.03. THE GENERAL PARTNER. Upon consummation of the Merger, America First Capital Source I L.L.C. shall be the general partner of the Surviving Limited Partnership and remain general partner until removed and its successor is duly appointed or until its resignation in accordance with the Company's Limited Partnership Agreement.

                                  ARTICLE III

                       CONVERSION OF PARTNERSHIP INTERESTS

     SECTION 3.01. CONVERSION OF LIMITED PARTNER INTERESTS.

          (a) At the Effective Time, as a result of the Merger each BAC shall be converted, in proportion to the capital accounts of each Investor and pursuant to the terms of the Partnership Agreements, into the number of units (the "Units") of the Company representing assigned limited partner interests in the Company, as follows:

          PARTNERSHIP                         NUMBER OF UNITS PER BAC
          Cap Source I                               1.3957
          Cap Source II                              0.7620

          At the Effective Time, as a result of the Merger, each Initial Limited Partner's Limited Partnership Interest shall be canceled and no consideration shall be issued in respect thereof.

          At the Effective Time, as a result of the Merger, the interests of the Partnerships' general partners (the "Cap Source General Partners") in the Partnerships shall be canceled and no consideration shall be issued in respect thereof.

          Each of the Partnerships has one class of BACs and all such BACs are held by the Investors.

          The number of Units per BAC to be issued as a result of the conversion of BACs, as set forth in the above table, shall be multiplied by the number of BACs held by an Investor on the record date, as defined in the Prospectus/Consent Solicitation Statement. No fractional Units will be issued. Each Investor who would otherwise be entitled to a fractional Unit (which entitlement will be determined by combining such Investor's allocation of Units from each Partnership as to which such Investor is receiving Units) will instead receive cash equal to $10 multiplied by the fraction.

          (b) Notwithstanding subparagraph (a) above and subject to the limitations described herein, Investors who, in connection with the Merger, elected to receive the Company's Variable Rate Junior Notes Callable On or After the Date of Issuance ("Notes"), will, except as hereinafter provided, receive Notes. In the event Investors elect to receive Notes in the aggregate principal amount which exceeds $20 million, the Notes will be allocated first to such Investors who voted against the Merger, and any remaining Notes will be allocated on a pro rata basis (in denominations of $1,000) to those Investors who elected to receive Notes and either abstained from voting by indicating their abstention on the consent card or voted "YES" in favor of the Merger. In such event, the Investors who voted for the Merger or abstained from voting and who elected to receive Notes will receive Units in an amount equal to the difference between the exchange value allocable to such an Investor and the amount of Notes distributed to such an Investor. Subject to the foregoing limitations, each BAC held by an Investor who elected to receive Notes shall be converted into the Notes as follows:

          PARTNERSHIP                         NUMBER OF NOTES PER BAC
          Cap Source I                                 0.013957
          Cap Source II                                0.007620

          Each Note will be in a principal amount of $1,000. The Company may, at its option, issue one note in a corresponding integral amount of $1,000 to an Investor in lieu of issuing multiple Notes to that Investor.

     SECTION 3.02. TAX ASPECTS. For federal income tax purposes, the conversion of the BACs pursuant to Section 3.01(a) of this Agreement shall be deemed (a) a contribution by Cap Source II of its assets to Cap Source I in exchange for Units, Notes and the assumption of its liabilities; (b) the distribution of the Units and Notes received in the transaction to the Investors in Cap Source II in liquidation of Cap Source II in accordance with the capital accounts of such Investors; (c) the conversion of the BACs held by Investors in Cap Source I to Units; and (d) the exchange of BACs in Cap Source I for Notes. In addition, the Company will be considered a continuation of Cap Source I for federal income tax purposes.

     SECTION 3.03. ISSUANCE OF UNITS.

          (a) The Company shall designate an exchange agent (the "Exchange Agent") to act as such in connection with the issuance of certificates representing Units and Notes pursuant to this Agreement.

          (b) As soon as practicable after the Effective Time, the Company shall cause the Exchange Agent to distribute to each Investor who, in connection with the Merger, elected to receive Units, or who made no election with respect to Units or Notes, certificates representing the number of Units to which such Investor is entitled pursuant to Section 3.01(a).

     SECTION 3.04. ISSUANCE OF NOTES. As soon as practicable after the Effective Time, the Company shall cause the Exchange Agent to distribute to each Investor who elected to receive Notes in connection with the Merger, Notes to which such Investor is entitled pursuant to, and subject to the limitations set forth in,
Section 3.01(b) of this Agreement.

                                   ARTICLE IV

         TRANSFER AND CONVEYANCE OF ASSETS AND ASSUMPTION OF LIABILITIES

     SECTION 4.01. TRANSFER, CONVEYANCE AND ASSUMPTION. At the Effective Time, the Company shall continue in existence as the Surviving Limited Partnership and without further transfer, succeed to and possess all the rights, privileges and powers of the Partnerships, and all the assets and property of whatever kind and character of the Partnerships shall vest in the Company without further act or deed. Thereafter, the Company, as the Surviving Limited Partnership, shall be liable for all of the liabilities and obligations of the Partnerships, and any claim or judgment against the Partnerships may be enforced against the Company, as the Surviving Limited Partnership, in accordance with Section 17-211 of the Partnership Act.

     SECTION 4.02. FURTHER ASSURANCES. If at any time the Company shall consider or be advised that any further assignment, conveyance or assurance is necessary or advisable to vest, perfect or confirm of record in the Surviving Limited Partnership the title to any property or right of the Partnerships, or otherwise, to carry out the provisions hereof, the proper representatives of the Partnerships as of the Effective Time shall execute and deliver any and all proper deeds, assignments and assurances, and do all things necessary and proper to vest, perfect or convey title to such property or right in the Surviving Limited Partnership and otherwise to carry out the provisions hereof.

                                   ARTICLE V

               REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIPS

     The Partnerships each severally represent and warrant to the Company and to each other (with respect only to the Partnership making the representation and warranty) as follows:

     SECTION 5.01. VALIDITY OF ACTIONS. Each Partnership (a) is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware, (b) has the authority to conduct its business as currently conducted and to own and operate the properties which it now owns and operates, (c) is qualified to do business in all jurisdictions in which such qualification is necessary, and (d) has full power and authority to enter into this Agreement and to carry out all acts contemplated by it. This Agreement has been duly executed and delivered on behalf of the Partnerships, and has received all necessary authorization and is a legal, valid and binding obligation of the Partnerships, enforceable against the Partnerships in accordance with its terms. The execution and delivery of this Agreement and consummation of the transactions contemplated by it will not violate any provision of the Partnership Agreements nor violate, conflict with or result in any breach of any of the terms, provisions or conditions of, or constitute a default or cause acceleration of, any indebtedness under any agreement or instrument to which any of the Partnerships are a party or by which they or their assets may be bound, or cause a breach of any applicable federal or state law or governmental regulation, or any applicable order, judgment, writ, award, injunction or decree of any court or governmental instrumentality.

     SECTION 5.02. PARTNERSHIPS' FINANCIAL STATEMENTS. The financial statements and schedules of the Partnerships, together with related notes (the "Financial Statements"), set forth in the Registration Statement of the Company, fairly present, on the basis stated in the Registration Statement, the financial position of the Partnerships at the date or for the periods specified in the Registration Statement. The Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis ("GAAP"), except to the extent stated therein.

     SECTION 5.03. NO MISSTATEMENTS. The representations of the Partnerships contained in this Agreement and the information supplied by the Partnerships for inclusion in the Registration Statement and the Prospectus/Consent Solicitation Statement do not contain any untrue statement of a material fact or omit to state any fact necessary to make such representations or information not materially misleading.

     SECTION 5.04. NO MATERIAL ADVERSE CHANGE. Since the respective dates as to which information is given in the Registration Statement and the Prospectus/Consent Solicitation Statement with respect to the Partnerships, and except as described in the Registration Statement or the Prospectus/Consent Solicitation Statement, there have been no changes in the business, operations, properties, assets or the prospects or condition, financial or otherwise, of the Partnerships which would, in the aggregate, have a material adverse effect on the business, properties, prospects, profitability, assets or financial condition of the Partnerships.

     SECTION 5.05. TITLE TO ASSETS. Each Partnership has good and marketable title to the assets reflected in the most recent balance sheet (the "Balance Sheet") included in the Financial Statements with respect to such Partnership, and will hold good and marketable title to such assets, and any assets acquired by the Partnership prior to the Effective Time, as of the Effective Time, except for assets disposed of in the ordinary course of business. Such assets, together with the related goodwill and rights of each Partnership as a going concern, tangible and intangible, are collectively referred to as the "Assets." Except as otherwise disclosed in the Balance Sheet or related notes accompanying it, all of the Assets are owned free and clear of any and all adverse claims, security interests, charges or other encumbrances or restrictions of every nature, except liens for current taxes not yet due and payable or landlords' liens as provided for in the relevant leases or by applicable law.

     SECTION 5.06. LIABILITIES OF THE PARTNERSHIPS. The Partnerships have no material liabilities, including, without limitation, liabilities for state or federal income, withholding or other taxes, except to the extent reflected, reserved against, or provided for in the Balance Sheet, and except for any material liabilities disclosed in the Prospectus/Consent Solicitation Statement or any other obligations incurred after March 31, 2000, in the ordinary course of business which subsequently incurred obligations are of an amount and nature as to be capable of being discharged from the operations of the Partnerships without requiring additional equity or borrowing.

     SECTION 5.07. REPRESENTATIONS AND WARRANTIES PERTAINING TO REAL PROPERTY. For purposes of the following representations and warranties, "Real Property" shall mean those parcels of real property of a Partnership or Operating Partnership owned by a Partnership as listed in the Prospectus/Consent Solicitation Statement and "Improvements" shall mean any building, structure or other improvements situated on the Real Property. Each Partnership makes the following representations and warranties only with respect to the Real Property owned by it as specified in the Prospectus/Consent Solicitation Statement.

          (a) To the best knowledge of each Partnership, all assumptions of the appraisers of the Real Property (the "Appraisers") used by the Appraisers in preparing the appraisals of the Real Property, as the same may have been revised (the "Appraisals"), are reasonable assumptions. All information provided by each Partnership to the Appraisers with respect to the Real Property was true and correct as of the date given.

          (b) To the best knowledge of each Partnership, there is at present no material violation of any law, ordinance, rule, requirement, resolution, policy statement or regulation (including, without limitation, those relating to land use, subdivision, zoning, environmental, occupational health and safety, water, and building and fire codes) of any governmental authority (collectively, "Governmental Regulations") applicable to the construction, alteration, rehabilitation, maintenance, use, operation or sale of any of the Real Property, which violation would have a material adverse impact on the use of the Real Property or the Improvements. None of the Partnerships have received notice or have knowledge that any governmental authority, or any employee or agent thereof, considers the operations, use or ownership of any of the Improvements to violate or have violated in a material manner any Governmental Regulation, or that any investigation has been commenced or is contemplated regarding such possible violation.

          (c) To the best knowledge of each Partnership, such Partnership has neither received notice nor has knowledge of any plan or study of any governmental authority which would materially adversely affect the use of the Real Property or the Improvements for their intended uses, or result in any public improvements which will result in any material charge being levied against, or any material lien assessed upon, all or any portion of such Real Property or Improvements.

          (d) To the best knowledge of each Partnership, such Partnership has good and marketable title to the Real Property and Improvements owned by it, free and clear of all liens, encumbrances, claims, covenants, conditions and restrictions, easements, rights of way, charges and any other exceptions to or defects of title ("Encumbrances"), except for (i) those matters disclosed in the Prospectus/Consent Solicitation Statement or the Title Insurance Policy issued to each Partnership with respect to each Real Property (collectively, the "Title Policies"), and (ii) those matters created by third parties which are the liability of the lessee of such Real Property and Improvements, or, in the absence of acceptance of responsibility by such lessee, have been or will be resolved by the Partnership.

          (e) Except as disclosed in the Prospectus/Consent Solicitation Statement or the Title Policies, to the best knowledge of each Partnership, there are no delinquent taxes, assessments, charges, debts, liabilities, claims or obligations arising from the construction, design, development, ownership, maintenance or operation of, or otherwise relating to, the Real Property or the Improvements, which matters could give rise to any mechanic's or materialmen's or other statutory or common law lien against such Real Property or Improvements or any part thereof which, individually or in the aggregate, would have a material adverse impact on the value of such Real Property and Improvements.

          (f) Except as disclosed in the Prospectus/Consent Solicitation Statement, to the best knowledge of each Partnership, none of the Real Property, which for purposes of this paragraph shall include, without limitation, subsurface soil and ground water, contains any substance, including, without limitation, any asbestos, formaldehyde, radioactive substance, hydrocarbons, industrial solvents, flammables, explosives, and any hazardous substance or toxic material, which could presently or at any time in the future cause a material detriment to or materially impair the value or beneficial use of the Real Property, or constitute or cause a health, safety or environmental hazard on or relating to the Real Property or to any person who may enter on the Real Property or require remediation at the behest of any governmental agency (collectively, "Hazardous Materials"). Except as disclosed in the Prospectus/Consent Solicitation Statement, none of the Partnerships have received notice that the ownership, operation, use and condition of any of the Real Property is in violation of any federal, state or local law, ordinance or regulation pertaining to industrial hygiene, Hazardous Materials or environmental protection. Except as disclosed in the Prospectus/Consent Solicitation Statement, to the best knowledge of each Partnership, there is no proceeding or action pending or, to its actual knowledge, threatened by any person or governmental agency regarding the environmental condition of any of the Real Property.

     SECTION 5.08. INSURANCE. Either each Partnership, or, in the absence of each Partnership so doing, the respective tenants of the Real Property and Improvements owned by each Partnership, or, where applicable, each borrower from each Partnership which holds a loan secured by real property owned by such borrower, carries, to the extent deemed reasonable by the Partnerships under the circumstances, comprehensive liability, fire, extended coverage and rental loss insurance with respect to the Partnerships' properties with policy specifications and insured limits customarily carried for similar properties. All such policies are currently in effect and will remain in effect after the Merger.

     SECTION 5.09. TAXES. Each Partnership has filed timely all federal, state and local tax returns which it is required to file, has provided to its Investors all required Form K-l's and such other tax forms as may be required by federal, state or local authorities, and has no outstanding liability for any federal, state or local taxes or interest or penalties thereon, whether disputed or not, except taxes not yet payable which have been provided for in accordance with GAAP and are disclosed in the Financial Statements.

     SECTION 5.10. ACTIONS PENDING. Except as disclosed in the Prospectus/Consent Solicitation Statement: (a) there are no actions, suits, proceedings or claims pending or threatened against the Partnerships which, if determined adversely to such Partnerships, could (i) have a material adverse effect on the Partnerships, the Assets or the business of the Partnerships when taken as a whole, or (ii) prevent or delay the consummation of any of the transactions contemplated by this Agreement; (b) no Partnership, to the best of its knowledge, is the subject of any pending or threatened investigation relating to any aspect of such Partnership's operations by any federal, state or local governmental agency or authority; and (c) each Partnership, to the best of its knowledge, is not and has not been the subject of any formal or informal complaint, investigation or inspection under the Equal Employment Opportunity Act or the Occupational Safety and Health Act (or their state or local counterparts) or by any other federal, state or local authority.

     SECTION 5.11. APPRAISAL OF PARTNERSHIPS. To the best knowledge of each Partnership, the information furnished by such Partnership to the appraisers named in the Prospectus/Consent Solicitation Statement for the purposes of determining the appraised value of the Partnerships is accurate and complete in all material respects.

                                   ARTICLE VI

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to the Partnerships as follows:

     SECTION 6.01. VALIDITY OF ACTIONS. The Company (a) is duly formed, validly existing and in good standing under the laws of the State of Delaware, (b) has the authority to conduct its business as currently conducted, (c) is qualified to do business in all jurisdictions in which such qualification is necessary, and (d) has full power and authority to enter into this Agreement and to carry out all acts contemplated by it, and (e) has no commitment to sell or otherwise transfer any of its assets except in the ordinary course of business. This Agreement has been duly executed and delivered on behalf of the Company, has received all necessary authorization and is a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. The execution and delivery of this Agreement and consummation of the transactions contemplated by it will not violate any provision of the Limited Partnership Agreement of the Company nor violate, conflict with or result in any breach of any of the terms, provisions or conditions of, or constitute a default or cause acceleration of, any indebtedness under any agreement or instrument to which the Company is a party or by which it or its assets may be bound, or cause a breach of any applicable federal or state law or regulation, or any applicable order, judgment, writ, award, injunction or decree of any court or governmental instrumentality.

     SECTION 6.02. MISSTATEMENTS. The representations of the Company contained in this Agreement and the information regarding the Company contained in the Registration Statement and the Prospectus/Consent Solicitation Statement do not contain any untrue statement of a material fact or omit to state any fact necessary to make such representations or information not materially misleading.

     SECTION 6.03. INVESTMENT OF CASH. Upon consummation of the Merger, the Company will invest the cash it receives from the Partnerships so that not more than 80% of the Company's assets will consist of assets listed under Section 351(e)(1) of the Code.

                                  ARTICLE VII

                            COVENANTS OF THE PARTIES

     SECTION 7.01. PROHIBITED ACTS. Pending consummation of the Merger or prior to termination of this Agreement, the Partnerships agree that, without prior written consent of the Company, given in a letter which specifically refers to this Section of the Agreement, the Partnerships shall:

          (a) use their reasonable efforts so as not to perform any act, or omit to take any action that would make any of their representations made above or any information pertaining to them in the Registration Statement or the Prospectus/Consent Solicitation Statement inaccurate or materially misleading as of the Effective Time;

          (b) not enter into any commitment, contract or other transaction in any way affecting any of the Partnerships' business, except to carry out its business in the ordinary course, and as contemplated by this Agreement or in the Prospectus/Consent Solicitation Statement;

          (c) not make any loans or advances to, or investments in, any other corporation, partnership or other legal entity or to any other persons except in the ordinary course of business;

          (d) not borrow money for any purpose or agree to become contingently liable, by guaranty or otherwise, for the obligations or indebtedness of any other person other than in the ordinary course of business; and

          (e) not mortgage, pledge, encumber, sell, lease or transfer any of the Assets other than in the ordinary course of business.

     SECTION 7.02. NOTICE. Pending the consummation of the Merger or prior to termination of this Agreement, each party agrees that it will promptly advise the other of the occurrence of any condition or event which would make any of its representations contained in this Agreement or the Prospectus/Consent Solicitation Statement inaccurate, incorrect, or materially misleading.

     SECTION 7.03. ADDITIONAL DOCUMENTS. At the request of any party, each party will execute and deliver any additional documents and perform in good faith such acts as reasonably may be required to complete the transactions contemplated by this Agreement.

                                  ARTICLE VIII

                            CONDITIONS TO THE MERGER

     The obligation of the Company and each Partnership to consummate the Merger shall be subject to compliance with or satisfaction of the following conditions:

     SECTION 8.01. BRING DOWN. The representations and warranties set forth in this Agreement shall be true and correct in all material respects at and as of the Effective Time as if then made (except for those representations and warranties made as of a given date, which shall continue to be true and correct as of such given date), as evidenced by a certificate made by the general partners of each Partnership and the general partner of the Company, as of the Effective Time.

     SECTION 8.02. COMPLIANCE. The Company and each of the Partnerships shall have complied with all of the covenants and agreements in this Agreement on its part to be complied with as of or prior to the Effective Time.

     SECTION 8.03. PARTNERSHIP APPROVALS. The Investors holding a majority of outstanding BACs of each of Cap Source I and Cap Source II shall have approved the Merger and the dissenting Investors of the Partnerships have not elected to receive Notes exceeding $20,000,000 in principal amount.

     SECTION 8.04. STOCK EXCHANGE LISTING. At or before the Effective Time, the Units to be issued in the Merger shall be approved for listing on the NASDAQ National Market, subject to official notice of issuance.

     SECTION 8.05. CONSENTS OBTAINED. All necessary consents, waivers, approvals, authorizations or orders required to be obtained, and the making of all filings required to be made by any party to the Merger for the authorization, execution and delivery of this Agreement and the Certificate and Plan of Merger between the Company and the Partnerships, and the consummation of the transactions contemplated thereby on or before (and remain in effect at) the Effective Time shall have been obtained or made.

     SECTION 8.06. NO MATERIAL ADVERSE CHANGE. Since the respective dates as to which information is given in the Registration Statement and the Prospectus/Consent Solicitation Statement, there shall not have occurred or been threatened any material adverse changes in the overall business or prospects of the Partnerships or in the tax or other regulatory provisions applicable to the Partnerships or the Company, and the Company shall not have become aware of any facts that, in the sole judgment of the Company and the Cap Source General Partners, have or may have a material effect, whether adverse or otherwise, on the Partnerships, taken as a whole, the Merger, or the value to the Company of the properties of the Partnerships, taken as a whole.

     SECTION 8.07. OPINIONS AND LETTERS. The Company shall have received, on or prior to the Effective Time, an opinion of counsel, which shall not have been withdrawn as of the Effective Time, to the effect that for federal income tax purposes the Merger will be an exchange subject to the nonrecognition provisions of Section 721 of the Code; provided, however, that for purposes of this Section 8.07, the Merger shall include only the merger of the Partnerships into the Company.

     SECTION 8.08. NO STATUTE, RULE OR REGULATION AFFECTING CONSUMMATION. At the Effective Time, there shall be no statute, rule, regulation, injunction or court order enacted or issued by the United States or any State, or by a court, which prohibits or challenges the consummation of the Merger.

     SECTION 8.09. NO DECLARATIONS. At the Effective Time, there shall be no declaration of suspension of trading in, or limitation on prices for, securities generally on the NASDAQ National Market, declaration of a banking moratorium by federal or state authorities or any suspension of payments by banks in the United States (whether mandatory or not) or of the extension of credit by lending institutions in the United States, or commencement of war, armed hostility, or other international or national calamity directly or indirectly involving the United States, which war, hostility or calamity, in the sole judgment of the Company, would have a material adverse effect on the business objectives of the Company, or, in the case of any of the foregoing existing on the date of the Prospectus/Consent Solicitation Statement, any material acceleration or worsening thereof.

     SECTION 8.10. EFFECTIVENESS OF REGISTRATION STATEMENT. At or prior to the Effective Time, the Registration Statement shall have been declared effective, no stop order suspending the effectiveness of the Registration Statement shall have been issued, no proceedings for such purpose shall have been initiated, and all necessary approvals under state securities or blue sky laws shall have been received.

                                   ARTICLE IX

                                OTHER AGREEMENTS

     SECTION 9.01. WAIVER BY CAP SOURCE GENERAL PARTNERS. Immediately prior to the Effective Time, the Cap Source General Partners waive all rights to any fees not accrued to the Effective Time. The Cap Source General Partners each further acknowledge that they have no rights to additional distributions of fees or proceeds of sale or liquidation by the Partnerships. The parties to this Agreement hereby acknowledge and agree that at the Effective Time, pursuant to the General Release and Waiver of Amounts Due, dated as of June 30, 2000, CS Properties I Inc., an affiliate of the Cap Source I General Partners that serves as the general partner of Oyster Cove Limited Partnership, Cypress Landings II, Ltd., and Fox Hollow, Ltd. and co-general partner of The Ponds at Georgetown L.P., and CS Properties II Inc., an affiliate of the general partners of Cap Source II that also serves as a co-general partner of The Ponds at Georgetown L.P waive all past due amounts, as set forth in the Partnerships' audited financial statements for the fiscal year ending December 31, 1998, as included in the Prospectus/Consent Solicitation Statement, due to or potentially due to CS Properties I Inc. and CS Properties II Inc. by these limited partnerships.

     SECTION 9.02. INDEMNIFICATION.

          (a) To the fullest extent permitted by law, the Partnerships (the "Indemnifying Parties"), jointly and severally, agree to defend, indemnify and hold harmless the Company and its general partner, employees and agents (the "Indemnified Parties") from and against any losses, claims, damages or liabilities (including, without limitation, attorneys' fees and disbursements) to which such Indemnified Party may become subject under the Act, the Securities Exchange Act of 1934, as amended, or otherwise, insofar as such losses, claims, damages or liabilities (or actions with respect thereof arise out of or are based upon an untrue statement or an alleged untrue statement of a material fact contained in the Registration Statement, the Prospectus/Consent Solicitation Statement, or any amendment or supplement to such documents, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or to the extent that such losses, claims, damages or liabilities (including, without limitation, attorneys' fees and disbursements) result from a breach by an Indemnifying Party of the representations and warranties of the Partnerships contained in Article V of this Agreement.

          (b) The Indemnified Parties shall give (or cause to be given) to the Indemnifying Parties notice of claim or matter for which indemnity is (or will be) sought under this Section 9.02; such notice shall be given promptly after the Indemnified Parties receive actual notice or knowledge of the claim or matter that is subject to indemnification. With respect to any claim asserted by a third party against any Indemnified Parties for which indemnity is sought, the relevant Indemnifying Party shall have the right to employ counsel reasonably acceptable to the relevant Indemnified Parties to defend against such assertion, and such Indemnifying Parties shall have the right to compromise or otherwise settle any such action or claim only with the prior written consent of the relevant Indemnified Party, which shall not be unreasonably withheld.

          (c) This Section 9.02 shall survive the Merger for a period of three years from the Effective Time.

                                   ARTICLE X

                         TERMINATION; AMENDMENT; WAIVER

     SECTION 10.01. TERMINATION. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (a) by mutual consent of the general partner of the Company and the Cap Source General Partners, (b) by action of the general partner of the Company in the event of a failure of a condition to the obligations of the Company set forth in
Article VIII of this Agreement, (c) by action of the Cap Source General Partners in the event of a failure of a condition to the obligations of the Partnerships set forth in Article VIII of this Agreement, or (d) by action of the general partner of the Company or of the Cap Source General Partners in the event that the Merger is not consummated on or prior to December 31, 2000, or such later date as the parties shall mutually agree in writing.

     SECTION 10.02. EFFECT OF TERMINATION. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect with no liability on the part of any party hereto.

     SECTION 10.03. AMENDMENT. The parties hereto may, by written agreement, amend this Agreement at any time prior to the filing of the Certificate of Merger with the Delaware Secretary of State, such amendment to be approved by the parties hereto; provided that, after the approval of the Merger by the Investors holding a majority of the BACs of each Partnership no amendment shall be made which alters or changes (a) the amount or kind of consideration which the Investors of each Partnership are entitled to receive upon conversion of the BACs of each Partnership, (b) the Limited Partnership Agreement of the Company, or (c) the terms and conditions of this Agreement if such alteration or change would have an adverse effect on the Investors of each Partnership or the unitholders of the Company.

     SECTION 10.04. WAIVER. At any time prior to the Effective Time, any party to this Agreement may extend the time for the performance of any of the obligations or other acts of any other party hereto, or waive compliance with any of the agreements of any other party or with any condition to the obligations hereunder, in each case only to the extent that such obligations, agreements and conditions are intended for its benefit.

                                   ARTICLE XI

                                  MISCELLANEOUS

     SECTION 11.01. EXPENSES. The expenses associated with the Merger shall be paid as set forth in the Prospectus/Consent Solicitation Statement. Any additional expenses associated with the Merger shall be paid by the Company. Notwithstanding the foregoing, the Company shall have no obligation to pay any personal expense of any beneficial owner of a transferor or any expense of a transferor not a result of transactions contemplated under this Agreement.

     SECTION 11.02. NOTICES. All notices or other communications required or permitted under the terms of this Agreement by any party shall be made in writing and shall be delivered by first class mail or by personal delivery, postage or fees prepaid, to the other parties at America First Companies L.L.C.,
Attn: Michael B. Yanney, 1004 Farnam Street, Suite 400, Omaha, Nebraska 68102, with a copy to Kutak Rock LLP, 717 17th Street, Suite 2900, Denver, Colorado 80202, Attention: Paul E. Belitz, or to such other address as any of the parties hereto may designate by notice to the others.

     SECTION 11.03. NON-ASSIGNABILITY. This Agreement shall not be assignable by any of the parties to this Agreement.

     SECTION 11.04. ENTIRE AGREEMENT. This Agreement contains the parties' entire understanding and agreement with respect to its subject matter, and any and all conflicting or inconsistent discussions, agreements, promises, representations and statements, if any, between the parties or their representatives that are not incorporated in this Agreement shall be null and void and are merged into this Agreement.

     SECTION 11.05. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall constitute an original, but all of which together shall constitute a single agreement.

     SECTION 11.06. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to conflicts of law principles.

     SECTION 11.07. HEADINGS. The various section headings are inserted for purposes of reference only and shall not affect the meaning or interpretation of this Agreement or any provision hereof.

     SECTION 11.08. GENDER; NUMBER. All references to gender or number in this Agreement shall be deemed interchangeably to have a masculine, feminine, neuter, singular or plural meaning, as the sense of the context requires.

     SECTION 11.09. SEVERABILITY. The provisions of this Agreement shall be severable, and any invalidity, unenforceability or illegality of any provision or provisions of this Agreement shall not affect any other provision or provisions of this Agreement, and each term and provision of this Agreement shall be construed to be valid and enforceable to the full extent permitted by law.

     SECTION 11.10. AUTHORIZATION. The Cap Source General Partners (a) shall be authorized, at such time in their full discretion as they deem appropriate, to execute, acknowledge, verify, deliver, file and record, for and in the name of the Partnerships and, to the extent necessary, the Investors, any and all documents and instruments and (b) shall do and perform any and all acts required by applicable law or which the Cap Source General Partners deem necessary or advisable to effectuate the Merger.

     SECTION 11.11. LIMITATIONS OF REMEDIES. If any party hereto becomes aware, prior to the closing, of a breach of any representation, warranty or covenant contained in this Agreement, the sole remedy of the nonbreaching party for such breach shall be limited to termination of this Agreement.

     SECTION 11.12. DEFINITIONS. The following terms used in this Agreement have the meanings specified in this Section 11.12. Unless otherwise defined in this Agreement, all other initially capitalized terms shall have the meanings specified in the Partnership Agreements.

     "INVESTOR" shall mean any person or entity who is either (a) a BAC holder or (b) a holder of a Limited Partner Interest, other than each Initial Limited Partner.

     "PARTNERSHIP AGREEMENT" shall mean the respective partnership agreement of each Partnership, and such agreements are collectively referred to in this Agreement as the "Partnership Agreements."

     "BAC" shall mean (a) a beneficial interest in a Limited Partner Interest represented by a beneficial assignment certificate and (b) a Limited Partnership Interest, other than a Limited Partnership Interest held by an Initial Limited Partner.

     IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by an officer duly authorized to do so, all as of the day and year first above written.


                                       AMERICA FIRST REAL ESTATE INVESTMENT
                                       PARTNERS, L.P., a Delaware limited
                                       partnership


                                       By: AMERICA FIRST CAPITAL SOURCE I
                                           L.L.C., a Delaware limited liability
                                           company, General Partner


                                           By /s/ Michael Thesing
                                              --------------------------------
                                              Michael Thesing, Vice President




                                       CAPITAL SOURCE L.P., a Delaware limited
                                       partnership


                                       By: AMERICA FIRST CAPITAL SOURCE I
                                           L.L.C., a Delaware limited liability
                                           company, General Partner


                                           By /s/ Michael Thesing
                                              --------------------------------
                                              Michael Thesing, Vice President


                                       By: INSURED MORTGAGE EQUITIES INC., a
                                           Delaware corporation, General Partner


                                           By /s/ Michael Thesing
                                              --------------------------------
                                              Michael Thesing, Vice President

                                       CAPITAL SOURCE II L.P.-A, a Delaware
                                       limited partnership


                                       By: AMERICA FIRST CAPITAL SOURCE II
                                           L.L.C., a Delaware limited liability
                                           company, General Partner


                                           By /s/ Michael Thesing
                                              --------------------------------
                                              Michael Thesing, Vice President


                                       By: INSURED MORTGAGE EQUITIES II L.P.,
                                           a Delaware limited partnership,
                                           General Partner


                                           By: CS Housing II Inc., a Delaware
                                               corporation, General Partner


                                              By /s/ Michael Thesing
                                                 -----------------------------
                                                 Michael Thesing, Vice President